                      PACIFIC FUNDS - PF Real Estate Fund
                         Report Pursuant to Rule 10f-3
                          Quarter Ended June 30, 2017

                                          Item                                                  Securities Purchased
                                          ----                                            ----------------------------------
(1)  Name of Issuer                                                                       Healthcare Trust of America, Inc.
(2)  Description of Security (name, coupon, maturity, subordination, common stock, etc.)               Common
(3)  Date of Purchase (Provide proof of purchase, e.g., trade ticket)                                05/03/2017
(4)  Date of Offering                                                                                05/02/2017
(5)  Unit Price                                                                                        $28.50
(6)  Principal Amount of Total Offering                                                            $1,353,750,000
(7)  Underwriting Spread:
     Dollars ($)                                                                                       $0.998
     Percent (%)                                                                                       3.500%
(8)  Names of Syndicate Members                                                              Wells Fargo Securities; JP
     For the purchased 10f-3 only:                                                          Morgan; Morgan Stanley & Co.;
     Insert all Syndicate Members (not just those listed on cover of offering document).    BMO Capital Markets; Jeffries
                                                                                                LLC; Raymond James &
                                                                                             Associates; MUFG Securities
                                                                                          Americas Inc.; Mizuho Securities
                                                                                             USA LLC; Stifel, Nicolaus &
                                                                                           Company, Incorporated; Capital
                                                                                            One Securitiesm, Inc.; Scotia
                                                                                           Capital (USA) Inc.; BTIG, LLC;
                                                                                               Oppenheimer & Co. Inc.;
                                                                                               Regions Securities LLC
(9)  Dollar Amount of Purchase by the Portfolio                                                      $115,567.50
(10) % of Offering Purchased by Fund                                                                   0.009%
(11) % of Offering Purchased by: Associated Accounts (Excluding this Fund).                            1.254%
(12) Sum of Items (10) and (11) -- Limit is no more than 25%                                           1.263%
(13) % of Portfolio Assets Applied to Purchase                                                         0.308%
(14) Name(s) of Syndicate Members (s) from whom Purchased                                   Wachovia Capital Markets LLC
(15) Name of Affiliated Underwriter                                                             Morgan Stanley & Co.

                                 PACIFIC FUNDS
                         Report Pursuant to Rule 10f-3
                          Quarter Ended June 30, 2017

  Name of Sub-Adviser:  Morgan Stanley Investment Management Inc.

  Name of Fund:  PF Real Estate Fund

  Security/Issuer Name of 10f-3 Purchase:  Healthcare Trust of America, Inc.

  Eligibility (check one):

  [X]     Registered public offering     [_]     Government security
  [_]     Eligible Foreign Offering      [_]     Eligible Rule 144A Offering
  [_]     Eligible Municipal Security

  Check if the following conditions have been met (and discuss any exceptions):

  [X]The securities were purchased (1) prior to the end of the first day on which any sales were made at a price that did not exceed the price paid by each other purchaser in the offering or any concurrent offering of the securities (excepting, in an Eligible Foreign Offering, rights required by law to be granted to existing security holders) and (2) on or before the fourth day before termination, if a rights offering.

  [X]The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all the securities offered, except those purchased by others pursuant to a rights offering, if the underwriters purchase any of the securities.

  [X]The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during a comparable period of time. If only one comparable security was reviewed for these purposes, we represent that we are not aware of any other comparable underwritings.

  [X]Except for Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years (including the operations of predecessors).

  [_]In the case of Eligible Municipal Securities, the issuer has been rated investment grade by at least one NRSRO, provided that, if the issuer or entity supplying the funds from which the issue is to be paid has been in continuous operation for less than three years (including the operations of any predecessors) the securities must have been rated within the top three rating categories by an NRSRO.

  [X]Percentage of offering purchased by the Fund and other funds advised by the same investment adviser (or its affiliates) or accounts with respect to which the same investment adviser (or its affiliates) has, and has exercised, investment discretion, did not exceed: (a) for Eligible Rule 144A offering, 25% of the total of (1) principal amount of offering of such class sold by underwriters to qualified institutional buyers plus (2) principal amount of class in any concurrent public offering; (b) other securities, 25% of principal amount of offering of class. Identify such other purchasers:

  [X]The Fund did not purchase the securities being offered directly or indirectly from an Affiliated Underwriter, provided that a purchase from a syndicate manager shall not be deemed to be a purchase from an Affiliated Underwriter so long as (a) such Affiliated Underwriter did not benefit directly or indirectly from, the transaction, and, (b) in the case of Eligible Municipal Securities, the purchase was not designated as a group sale or otherwise allocated to the account of any Affiliated
     Underwriter.

Check below if written statements of issuer, syndicate manager, or underwriter or seller of securities were relied upon to determine (attach copy of written statement for each box checked):

 [_]the securities were sold in an Eligible Rule 144A Offering;
 [_]compliance with the first condition, above, regarding time and price.

Manager hereby certifies that the purchase of securities noted above under "Securities Purchased" complies with the Rule 10f-3 Procedures.

I warrant and represent that no language in this form of certification that was sent to us by the Adviser has been changed; and if any changes were made, they are deemed null and void. By execution of this certification below, I certify to the form of certification originally provided to me by the Adviser.

  (Must be signed by an Officer with Title of Vice President or above)

                                         Signed:  /s/ Ted Bigman
                                                  ------------------------------
                                         Name:    Ted Bigman
                                         Title:   Managing Director
                                         Date:    7/19/2017

Revised 01.01.2017